Exhibit j under Form N-1A
                                               Exhibit 23 under Item 601/Reg S-K




                         INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Post-Effective Amendment No. 34 to Registration Statement No.33-36729 on Form N-1A of our reports dated October 16, 2003 relating to the financial statements of Federated Municipal Securities Income Trust (comprise of the following funds: Federated California Municipal Income Fund, Federated Michigan Intermediate Municipal Trust, Federated New York Municipal Income Fund, Federated North Carolina Municipal Income Fund, Federated Ohio Municipal Income Fund, and Federated Pennsylvania Municipal Income Fund) for the year ended August 31, 2003, and to the reference to us under the heading "Financial Highlights" in the Prospectus, which is a part of such Registration Statement.



Deloitte & Touche LLP
Boston, Massachusetts,
October 28, 2003